UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 8, 2015

Sevion Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31326	84-1368850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4045 Sorrento Valley Boulevard., San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

858-909-0749
(Registrant's telephone number, including area code)

___________________Not applicable_____________________ (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Directors or Certain Officers

On January 8, 2015, Christopher Forbes delivered to us notice of his resignation as a member of the Board of Directors (the “Board”) of Sevion Therapeutics, Inc. (the “Company”), as well as from his position as a member of the Nominating and Corporate Governance Committee of the Board, effective upon delivery of the notice. The Board accepted Mr. Forbes’ notice of resignation and thanked him for his service to the Company. Mr. Forbes had served as a member of the Board since January 1999.

Also, on January 8, 2015, Ronald Martell delivered to us notice of his resignation as Chief Executive Officer and as a member of the Board, effective upon delivery of the notice. The Board accepted Mr. Martell’s notice of resignation and thanked him for his service to the Company. Mr. Martell had served as Chief Executive Officer and as a member of the Board since June 2014. The Company previously disclosed the terms of Mr. Martell’s employment agreement.

Mr. Martell and the Company are currently discussing the terms of Mr. Martell’s separation from the Company. A separation agreement with Mr. Martell, if and when executed, will be filed as an exhibit to a Form 8-K or the Company’s next periodic report.

As a result of the resignations of Mr. Forbes and Mr. Martell, the Board reduced its size from eight to six members.

Appointment of Certain Officers

Effective January 9, 2015, David Rector, a current member of the Board, will assume the roles of President and Chief Executive Officer of the Company on an interim basis.

David Rector has been our director since February 2002. Mr. Rector also serves as a director and member of the compensation and audit committee of the Dallas Gold and Silver Exchange Companies Inc. (formerly Superior Galleries, Inc.) Since January 2014 through present, Mr. Rector serves on the board of directors of MV Portfolios, Inc. (formerly California Gold Corp.) Since 1985, Mr. Rector has been the Principal of The David Stephen Group, which provides enterprise consulting services to emerging and developing companies in a variety of industries. From November 2012 through January 2014, Mr. Rector has served as the CEO and President of Valor Gold. Since February 2012 through January 2013, Mr. Rector has served as the VP Finance & Administration of Pershing Gold Corp. From May 2011 through February 2012, Mr. Rector served as the President of Sagebrush Gold, Ltd. From October 2009 through August 2011, Mr. Rector had served as President and CEO of Li3 Energy, Inc. From July 2009 through May 2011, Mr. Rector had served as President and CEO of Nevada Gold Holdings, Inc. From September 2008 through November 2010, Mr. Rector served as President and CEO Universal Gold Mining Corp. Since October 2007 through February 2013, Mr. Rector has served as President and CEO of Standard Drilling, Inc. From May 2004 through December 2006, Mr. Rector had served in senior management positions with Nanoscience Technologies, Inc., a development stage company engaged in the development of DNA Nanotechnology. From 1983 until 1985, Mr. Rector served as President and General Manager of Sunset Designs, Inc., a domestic and international manufacturer and marketer of consumer product craft kits, and a wholly-owned subsidiary of Reckitt & Coleman N.A. From 1980 until 1983, Mr. Rector served as the Director of Marketing of Sunset Designs. From 1971 until 1980, Mr. Rector served in progressive roles in the financial and product marketing departments of Crown Zellerbach Corporation, a multi-billion dollar pulp and paper industry corporation. Mr. Rector received a Bachelor of Science degree in Business/Finance from Murray State University in 1969. As a result of these professional and other experiences, Mr. Rector has a deep business understanding of developing companies. Mr. Rector also brings corporate governance experience through his service on other company boards.

The Company does not anticipate entering into a new employment agreement with Mr. Rector, however, the Compensation Committee and independent members of the Board have determined to pay to Mr. Rector a monthly salary in the amount of $10,000.

Since Mr. Rector is no longer considered an independent director, effective as of January 9, 2015, he stepped down from his position as a member of the Company’s Compensation Committee and Audit Committee. Steven Rubin, a current member of the Company’s Compensation Committee, was subsequently appointed to serve as chairman of the Company’s Compensation Committee in Mr. Rector’s place.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEVION THERAPEUTICS, INC.

Dated: January 13, 2015	By:	/s/ David Rector
Name: David Rector
Title: Chief Executive Officer